Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2017 First Quarter Financial Results

- Boosts R&D Investment to Develop Wireless Connectivity

for the SmartVest® SQL® AirWay Clearance System

New Prague, Minnesota – November 8, 2016 – Electromed, Inc. (“Electromed” or “the Company”) (NYSE MKT: ELMD), a leader in innovative airway clearance technologies, today announced financial results for its fiscal 2017 first quarter (“Q1 FY 2017”) ended September 30, 2016.

Q1 FY 2017 Highlights

•	Net revenues increased 10.9% to $5.5 million from $5.0 million in Q1 FY 2016.
•	Gross profit rose 12.1% to $4.3 million from $3.9 million in Q1 FY 2016.
•	Investment in research and development increased to $351,000 from $42,000 in Q1 FY 2016.
•	Operating income declined to $289,000 from $585,000 in Q1 FY 2016, primarily reflecting higher investment in R&D and increased SG&A expense to support the growth of the business, partially offset by higher home care revenues and lower cost of sales.
•	Net income totaled $191,000, or $0.02 per diluted share, compared to $341,000, or $0.04 per diluted share, in Q1 FY 2016.
•	Commenced development of an innovative wireless connectivity and reporting solution to improve therapy adherence; beta testing expected to begin in January 2017.
•	Increased field sales staff to 31 at the end of Q1 FY 2017 from 29 at the end of Q1 FY 2016 to further enhance growth.

Subsequent Events

•	Introduced new color options for SmartVest® garments and SmartVest SQL® generators.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We are pleased to follow up a record FY 2016 revenue year with 10.9% growth in Q1 FY 2017 revenue, profitable operations, and a commitment to investing in our future growth in the areas of personnel, product evolution, marketing, and efficiency improvements. Both revenue and referrals accelerated on a month-to-month basis throughout Q1 FY 2017 and we ended September 2016 with the highest level of referrals in our history. While quarterly revenue may fluctuate based on the referral mix of payers, among other factors, we believe that our ongoing efforts will translate into continuing growth during FY 2017.”

Ms. Skarvan continued, “In Q1 FY 2017, we boosted investment in product innovation and personnel, reflecting our strong optimism about the significant market opportunity for our SmartVest® Airway Clearance System in high frequency chest wall oscillation (“HFCWO”) therapy. In late FY 2016, we commenced development of an exciting new wireless connectivity feature that we believe will strengthen our patient and clinician partnerships, leading to greater therapy adherence and improved quality of life for individuals with compromised pulmonary function. We expect to launch this solution prior to the end of FY 2017. In response to patient feedback, in October 2016 we introduced new color options for our SmartVest garments and SmartVest SQL generators. We believe that these advancements, combined with SmartVest’s light weight, quiet operation and ease-of-use, will promote greater patient acceptance and satisfaction. We also continued to recruit, hire and train additional sales staff to increase awareness of SmartVest’s advantages and further penetrate domestic regions, particularly in higher populated metropolitan areas.”

Development of Wireless Connectivity for the SmartVest SQL AirWay Clearance System

Electromed is developing the SmartVest SQL Airway Clearance System to include wireless connectivity for integration with interactive dashboard applications to encourage patient engagement with HFCWO therapy and promote adherence to prescribed treatment. The SmartVest System with wireless connectivity will allow data connection between physicians and patients with impaired airway clearance, offering real-time visibility to HFCWO treatment information to better collaborate in making patient-centered care decisions. Electromed will pilot the integrated SmartVest System the second half of fiscal year 2017, with planned expansion prior to the end of the fiscal year.

Q1 FY 2017 Review

Net revenues in Q1 FY 2017 increased 10.9% to $5.5 million from $5.0 million in Q1 FY 2016, driven by strong results in the home care market where revenue increased by 14.4%, or $0.6 million, compared to Q1 FY 2016. Home care sales increased primarily due to a higher average rate of reimbursement per approval, an increase in referrals and an increase in approvals from third-party payers as a result of continued improvements in our reimbursement operations.

Gross profit in Q1 FY 2017 rose 12.1% to $4.3 million from $3.9 million in Q1 FY 2016, driven by an increase in domestic home care revenue, higher average selling price per unit, and a decrease in the Company’s manufacturing costs of the SmartVest SQL. Gross margin in Q1 FY 2017 increased to 78.1% from 77.2% in Q1 FY 2016, primarily reflecting higher average selling price per unit and a decrease in our manufacturing costs of the SmartVest SQL as compared to the prior fiscal year.

Operating expenses, which include selling, general and administrative (“SG&A”) as well as research and development (“R&D”) expenses, totaled $4.0 million, or 72.8% of revenue, in Q1 FY 2017 compared with $3.3 million, or 65.5% of revenue, in the same period of the prior year. SG&A expenses increased 14.1% to $3.7 million in Q1 FY 2017 from $3.2 million in Q1 FY 2016, primarily due to higher payroll and compensation-related expenses, higher professional fees, and increased travel, meals and entertainment expenses. R&D expenses increased to $351,000 in Q1 FY 2017 from $42,000 in Q1 FY 2016, primarily driven by incremental investment in the Company’s wireless connectivity project.

Operating income in Q1 FY 2017 declined to $289,000 from $585,000 in Q1 FY 2016, reflecting higher operating expenses, which were partially offset by higher revenue and gross profit.

Net income before income tax expense in Q1 FY 2017 was $272,000, compared to $565,000 in Q1 FY 2016. In Q1 FY 2017, the Company reported income tax expense of $81,000, compared to $224,000 in the same period of the prior year.

The Company reported net income of $191,000, or $0.02 per basic and diluted share, in Q1 FY 2017, compared to $341,000, or $0.04 per basic and diluted share, in Q1 FY 2016.

Financial Condition

Electromed’s balance sheet at September 30, 2016 included cash and cash equivalents of $3.8 million, long-term debt of $1.1 million, working capital of $13.2 million, and stockholders’ equity of $16.7 million.

Conference Call

Management will host a conference call tomorrow at 8:00 am CT (9:00 am ET) to discuss Q1 FY 2017 financial results and other matters.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=175358.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of Electromed’s web site at: http://www.smartvest.com/electromed/investor-relations/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities and our sales force, product and service innovations, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on the Company’s industry and business, the effectiveness of the Company’s sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
952-758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	September 30, 2016	June 30, 2016
	(Unaudited)
Assets
Current Assets
Cash	$3,824,012	$5,123,355
Accounts receivable (net of allowances for doubtful accounts of $45,000)	8,043,565	7,611,437
Inventories	2,606,134	2,480,443
Prepaid expenses and other current assets	497,412	412,856
Income tax receivable	134,396	192,685
Total current assets	15,105,519	15,820,776
Property and equipment, net	3,243,775	3,375,189
Finite-life intangible assets, net	894,853	904,033
Other assets	117,372	134,519
Deferred income taxes	343,000	343,000
Total assets	$19,704,519	$20,577,517

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$44,961	$46,309
Accounts payable	425,015	589,225
Accrued compensation	523,876	1,489,798
Warranty reserve	660,000	660,000
Other accrued liabilities	255,502	287,194
Total current liabilities	1,909,354	3,072,526
Long-term debt, less current maturities and net of debt issuance costs	1,136,189	1,146,395
Total liabilities	3,045,543	4,218,921

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,217,112 and 8,187,112 issued and outstanding at September 30, 2016 and June 30, 2016, respectively	82,171	81,871
Additional paid-in capital	13,658,459	13,549,551
Retained earnings	2,918,346	2,727,174
Total shareholders’ equity	16,658,976	16,358,596
Total liabilities and shareholders’ equity	$19,704,519	$20,577,517

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2016	2015
Net revenues	$5,545,363	$5,001,188
Cost of revenues	1,217,736	1,141,758
Gross profit	4,327,627	3,859,430

Operating expenses
Selling, general and administrative	3,687,908	3,232,719
Research and development	350,840	41,543
Total operating expenses	4,038,748	3,274,262
Operating income	288,879	585,168

Interest expense, net of interest income of $3,366 and $624 respectively	16,707	20,206
Net income before income taxes	272,172	564,962

Income tax expense	(81,000)	(224,000)
Net income	$191,172	$340,962

Income per share:
Basic	$0.02	$0.04
Diluted	$0.02	$0.04

Weighted-average common shares outstanding:
Basic	8,167,112	8,133,857
Diluted	8,452,780	8,173,684

 Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
	2016	2015
Cash Flows From Operating Activities
Net income	$191,172	$340,962
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	155,781	154,849
Amortization of finite-life intangible assets	30,674	30,674
Amortization of debt issuance costs	4,344	4,664
Share-based compensation expense	109,208	39,149
Loss on disposal of property and equipment and intangible assets	—	24,965
Changes in operating assets and liabilities:
Accounts receivable	(432,128)	61,514
Inventories	(100,596)	(67,144)
Prepaid expenses and other assets	(12,500)	(106,930)
Accounts payable and accrued liabilities	(1,161,824)	(171,273)
Net cash provided (used) by operating activities	(1,215,869)	311,430

Cash Flows From Investing Activities
Expenditures for property and equipment	(49,462)	(101,006)
Expenditures for finite-life intangible assets	(21,494)	(13,829)
Net cash used in investing activities	(70,956)	(114,835)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(12,518)	(11,858)
Net increase (decrease) in cash	(1,299,343)	184,737
Cash
Beginning of period	5,123,355	3,598,240
End of period	$3,824,012	$3,782,977